EXHIBIT 21.01

SUBSIDIARIES OF THE REGISTRANT

The following are subsidiaries of Interpore International, Inc. (Delaware corporation):

American OsteoMedix Corporation (California corporation)

Cross Medical Products, Inc. (Delaware corporation)

Interpore Cross International, Inc. (California corporation)

Interpore Orthopaedics, Inc. (Delaware corporation)